EXHIBIT 10.21

                                WORKING AGREEMENT


Dr. Janice A. Jones
President and Chief Executive Officer
College Partnership, Inc.
333 S. Allison Parkway, Suite 100
Lakewood, CO 80226

RE: Working Agreement

Dear Janice,

The purpose of this letter is to create a business agreement, for us, The QuanStar Group, LLC (the Advisor), to render certain strategic and consulting services to College Partnership, Inc. (the Company). We have taken the various points of our conversations and have developed them into this Agreement. All the services and fee elements of this Agreement are in addition to those of any other agreement that we may currently have or may develop in the future.

1.   Services to be rendered

     Interim Executive Management Support

     a) The Advisor will assist the Company with interim active executive management support through the providing of a senior level executive manager (the Executive) to assist the Company in managing certain of its business operations and activities.

     b) By agreement of the parties, the Executive assigned to this project will be Ed Doody.

     c) The Executive will be available for a period of twelve days per calendar month or an average of three days per week, with such schedule agreed to in advance by the Company and the Executive.

     d) Additional time may be available upon mutual agreement of the Advisor and the Company and subject to additional fees as shown below.

     e) The Executive will carry the title of President and will report within the Company to- Board of Directors.

          i)   The Executive's primary -areas of responsibility are Outlined in
               Schedule 1.

     f) The Advisor will continue to monitor and maintain control of the Executive and will provide such additional input and support as is necessary for the Executive to perform the duties outlined.


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     g)   The Executive will be based out of the Company's Dallas office and will, upon reasonable prior notice, attend Board and other such meetings at the Company's offices in Denver with the Company paying the travel expenses.

     h) The Executive will travel, at the Company's expense, as required by the roles functional duties when approved by the Company.

     i) In the event that Mr. Doody becomes unavailable to continue in such role due to circumstances beyond the reasonable control of the Advisor, the Advisor will provide, within a 30 day period, a mutually agreed upon replacement or if it is unable to do so, the Company may cancel this agreement with no further obligation.

2)   Fees

The Company shall pay the Advisor, on a monthly basis, for its additional services hereunder the following fees:

     a)   Fees

          i) The Company will pay to the Advisor for its strategic consulting services a monthly retainer of $10,000 beginning April 1, 2004. The March payment will be due and owed but will be made upon the Company receiving any minimum equity funding in the amount of $500,000.

          ii) The Company will pay to the Advisor an additional fee of $1,000 per day for each additional day, over the allocated twelve, in any calendar month. Such additional days will occur at the Company's request or with the Company's prior approval.

          iii) The Company shall be obligated to continue the monthly minimum payment for a period of at least three months from the beginning date of this Agreement.

          iv) All Fees will be invoiced on a monthly basis and payable within 30 days of invoice.

     b)   Warrants

          The Company will provide to the Advisor the following warrant position:

          i) A warrant purchase agreement of 300,000 shares of the Company's stock with a $.50 exercise price and a warrant date of March 1, 2004

          ii) The warrants shall vest on pro-rata on a monthly basis for the first 12 months of this Agreement and shall carry a five year term.

3)   Term

     a) The term of the Agreement shall begin on March 1, 2004 and continue for an initial period of one year. Unless terminated by either party at the end of the term it will automatically be renewed for successive one-year periods.


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     b)   This engagement may be terminated by either party at any time upon thirty (30) days prior written notice, given at any time but not prior to 90 days from the starting date. Warrants will be pro-rated in the event of termination.

     c) Upon any termination of this engagement letter, all future obligations of the parties shall end, provided, however, that no such termination shall affect the indemnification obligations of the Company as outlined in this letter or the right of the Advisor to receive any retainer fees earned and payable, or equity warrants vested as provided for in this Agreement, or the right of the Advisor to receive reimbursement for its out-of-pocket expenses previously incurred as described below.

4)   Working Relationship

     a) All of these activities will be performed in close coordination with the Company's executives that have been designated to be involved. The Advisor will perform its services in a professional manner, consistent with industry practice.

     b) The Advisor, through the Executive, and the Company will mutually agree upon a schedule and method of reporting and meetings.

     c) The Advisor, through the Executive, will provide the Company on a pre-agreed scheduled basis, an oral or written report providing in reasonable detail a description of the discussions initiated with any third parties as part of its execution of its assignments.

5)   Expenses

     The Company will reimburse the Advisor, upon its request, for all reasonable out of pocket expenses, including travel as well as any indirect expenses incurred by it in connection with performing services as outlined in this letter, provided that any single expense in excess of $500 will require consent of the Company.

6)   Information and Confidentialitv

     a) The Advisor agrees that all non-public information pertaining to the prior, current or contemplated business of the Company are valuable and confidential assets of the Company. Such information shall include, without limitation, information relating to customer lists, bidding procedures, intellectual property, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public. The Advisor shall hold all such information provided to it in trust and confidence for the Company' and shall not use or disclose any such information for other than the Company's business.'

     b) Upon request from the Company during or at the termination of this Agreement and provided that the Company is current on its payment of all fees and expenses, the Advisor will provide the Company any work product information that the Advisor may have.


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7)   Indemnification

     The Company agrees to defend, indemnify and hold the Advisor and its directors, officers, employees and agents, harmless from and against any and all claims or liability arising out its performance under this Letter Agreement except to the extent such claims or liability result :trom the gross negligence or willful misconduct of the Advisor.

8)   Independent Contractor

     It is expressly understood and agreed that the Advisor shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in any agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties.

9)   Non-Disturbance and Non-Solicitation

     The Company agrees that it will not, without the express written permission of the Advisor, solicit for or in any way employ, contract or utilize the services of the Executive or any of the Advisor's employees, executives, consultants or contractors during the term of this Agreement or for a period of one year from the its termination.

10)  Amendment

     No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced in writing and signed by the parties.

11)  Notices

     All notices given shall be in writing and shall be deemed to have been provided when delivered by certified or overnight mail to the primary business addresses of the other party.

12)  Entire Agreement

     This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.

13)  Severability

     The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will. not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.


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14)  Construction and Enforcement

     This Agreement shall be construed in accordance with the laws of the State of Colorado, without application of the principles of conflicts of laws.

15)  Binding Nature

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns. The Advisor cannot assign the work requirements of this Agreement without prior consent of the Company.

16)  Counterparts

     This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

17)  Authorization

     The Company represents and warrants that it has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement.

We look forward to formalizing our business relationship. Please confirm that the foregoing correctly set forth our agreement by signing and returning to us a copy of this Agreement.


THE QUANSTAR GROUP, LLC.


By:

Mark N. Sirangelo
Chief Executive Officer


COLLEGE PARTNERSHIP INC.


By: _____________________________
Corporate Secretary
Name: Janice A. Jones

Subject to final approval of the Board of Directors


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August 31, 2004

Ms. Janice Jones
Chief Executive Officer
College Partnership, Inc.
333 S. Allison Parkway, Suite 100
Lakewood, CO 80226

RE: Second Working Agreement. Amendment

Dear Janice,

The purpose of this letter is to amend our second business agreement signed by us on February 22, 2004 which calls for The QuanStar Group, LLC (the Advisor), to render interim executive management support to College Partnership, Inc. (the Company). You have asked us for additional time under this agreement and we are extending the time from 12 days a month to 16 days a month.

The only section being modified is as below. All other terms and conditions of that Agreement remain valid and in force.

2)   Fees

The Company shall pay the Advisor, on a monthly basis, for its additional services hereunder the following fees:

     a)   Fees

          i) The Company will pay to the Advisor for its strategic consulting services a monthly retainer of $12,000 beginning September 1,2004.

          ii) The Company will pay to the Advisor an additional fee of $1,000 per day for each additional day, over the allocated sixteen, in any calendar month. Such additional days will occur at the Company's request or with the Company's prior approval.

Please confirm that the foregoing correctly set forth our agreement by signing and returning to us a copy of this Agreement.


THE QUANSTAR GROUP, LLC.                        COLLEGE PARTNERSHIP INC.


By:                                             By:

Mark N. Sirangelo                               Name: Janice A. Jones

Chief Executive Officer                         Title: Corporate Secretary